Exhibit 4.2
AMENDMENT NO. 1 TO
STOCKHOLDER RIGHTS AGREEMENT
     This Amendment No. 1 (the “Amendment”) is dated as of May 4, 2011 and amends that certain Stockholder Rights Agreement (the “Rights Agreement”), dated as of August 14, 2009, between Kendle International Inc., an Ohio corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time) (the “Merger Agreement”), by and among the Company, INC Research, LLC, a Delaware limited liability company (the “Parent”) and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent (the “Merger Sub”);
     WHEREAS, on May 4, 2011, the Board of Directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;
     WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(b) Event (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of this Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock of the Company; and
     WHEREAS, the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
AGREEMENT
     1. Amendment of the Rights Agreement.
          (a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:
“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, none of INC Research, LLC (“Parent”), Triangle Two Acquisition Corp. (“Merger Sub”), or any of their respective Affiliates or Associates, (collectively, the “Exempt INC Persons”), either individually or collectively, shall be deemed to be an “Acquiring Person” by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement or disclosure of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (C) the consummation of the Merger at the Effective Time or any of the other transactions contemplated by the Merger Agreement (the transactions described in clauses (A), (B) and (C), together with any related transactions, the “Exempt INC Transactions”). “Effective Time” and “Merger” shall have the meanings set forth in the Merger Agreement and “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 4, 2011 by and between the Company, Parent, and Merger Sub, an Ohio corporation, as it may be amended or supplemented from time to time.”
               (b) Section 1(f) of the Rights Agreement is hereby amended by inserting the following new clause (vi) immediately after clause (v):
“(vi) Notwithstanding anything in this Section 1(f) or otherwise in this Agreement to the contrary, none of the Exempt INC Persons, either individually or collectively, shall be deemed the Beneficial Owner of or deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities beneficially owned by any other Exempt Persons by virtue of or as a result of any Exempt INC Transaction.”
               (c) Section 1(hh) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Stock Acquisition Date”:
“Notwithstanding anything in this Section 1(hh) or otherwise in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempt INC Transaction.”
               (d) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 3(a):
“Notwithstanding anything to the contrary in Section 3(a) hereof or otherwise in the Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempt INC Transaction.”
               (e) Section 11(b) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 11(b):
“Notwithstanding anything in Section 11 or Section 13 hereof or otherwise in this Agreement to the contrary, a Section 11(b) Event shall not be deemed to have occurred by virtue of or as a result of an Exempt INC Transaction.”
               (f) Section 13(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 13(a):

“Notwithstanding anything in Section 11 or Section 13 hereof or otherwise in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred by virtue of or as a result of an Exempt INC Transaction.”
               (g) Section 7(a) of the Rights Agreement is hereby amended and replaced in its entirety with the following:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths (1/1,000) of a share of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the fifth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) or (iv) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur) (the earliest of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”
               (h) A new Section 36 with the heading “Termination at the Effective Time” is hereby added to the Rights Agreement reading in its entirety as follows:
“(a) This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time.
(b) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under (including, but not limited to, the occurrence of the Merger or the Effective Time), or any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”
               (i) Section 26 of the Rights Agreement is amended and restated in part to update the address of the Rights Agent by deleting the language which reads:
“Herbert J. Lemmer
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: General Counsel”
and replacing such language, in its entirety, with the following:
“American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Corporate Trust Department
With a copy to:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: General Counsel”
     2. Termination of Merger Agreement. If the Merger Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company hereby agrees to notify the Rights Agent promptly upon the termination of the Merger Agreement.
     3. Notice of Effective Time. The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which this Agreement and the Rights established hereby were terminated.
     4. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

     5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
     6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

Kendle International Inc.

By:	/s/ Jarrod B. Pontius
Name:	Jarrod B. Pontius
Title:	Vice President, Chief Legal Officer and Secretary

American Stock Transfer & Trust Company, LLC as Rights Agent

By:	/s/ Karishma P. Kadian
Name:	Karishma P. Kadian
Title:	Counsel